Exhibit 4.4
DESCRIPTION OF SECURITIES
OF CORENERGY INFRASTRUCTURE TRUST, INC.

The following is a brief description of the Securities of CorEnergy Infrastructure Trust, Inc. (the “Company” or “we,” “us” or “our”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following summary description of our capital stock is not complete and for a more detailed description of these securities, you should refer to the applicable provisions of our Articles of Amendment and Restatement, as amended, and as supplemented by our Articles Supplementary dated January 22, 2015, our Articles Supplementary dated April 12, 2017, our Articles Supplementary dated February 4, 2021, our Articles Supplementary dated July 6, 2021, our Articles Supplementary dated July 12, 2021, our Articles Supplementary dated August 19, 2021 and our Articles of Amendment dated December 1, 2015 and August 19, 2021 (collectively, our “Charter”) and our Third Amended and Restated Bylaws, as amended (“Bylaws”), each of which has been filed as exhibits to the periodic reports we file with the Securities and Exchange Commission (the “SEC”), as well as to applicable provisions of the laws of the State of Maryland, our state of incorporation, including without limitation the Maryland General Corporation Law (“MGCL”). For additional information concerning the rights of holders of our capital stock and related terms and conditions, please refer to the discussion set forth below under the heading “Certain Provisions of Our Charter and Bylaws and the Maryland General Corporation Law.” Such discussion includes a description of certain provisions of our Charter and Bylaws that could delay, defer or prevent other entities or persons from acquiring control of us, including certain restrictions on ownership and transfer that apply to our capital stock (including both common stock and preferred stock) to assist in preserving our status as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).

General

Our Charter authorizes us to issue up to 110,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. The Board of Directors may, without any action by the stockholders, amend our Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue under our Charter. Additionally, our Charter authorizes our Board of Directors, without any action by our stockholders, to classify and reclassify any unissued common stock and preferred stock into other classes or series of stock from time to time, to specify the number of our total authorized shares that will be included in any such new class or series, and to set or change (subject to the express terms of any then-outstanding class or series and to our Charter restrictions on ownership and transfer of our capital stock) the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Under the MGCL, stockholders generally are not liable for our debts or obligations.

We believe that the power of our Board of Directors to increase or decrease the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as any additional Common Stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of the New York Stock Exchange (“NYSE”), on which our Common Stock is traded. Although there is no present intention of doing so, we could issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Common Stock

General. Our Charter authorizes us to issue up to 100,000,000 shares of common stock, $0.001 par value per share. We have outstanding shares of regular common stock, which are referred to herein as our “Common Stock” and shares of unlisted Class B Common Stock, which are referred to herein as

Exhibit 4.4
our “Class B Common Stock.” All outstanding shares of our common stock (including both our Common Stock and Class B Common Stock discussed below) are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other outstanding class or series of stock and to the provisions of our Charter regarding the restrictions on transfer of stock, holders of shares of common stock are entitled to receive distributions if, as and when authorized by the Board of Directors and declared by us out of assets legally available for the payment of distributions. Holders of our common stock have no preference, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities and, except as discussed below concerning the prospective conversion of outstanding shares of Class B Common Stock into Common Stock, have no conversion rights. Subject to the provisions of our Charter regarding certain restrictions on the ownership and transfer of our stock designed to assist in preserving our status as a REIT, and to the terms of the Class B Common Stock as discussed below, all shares of our common stock have equal distribution, liquidation and other rights. (For a description of such restrictions, see “Certain Provisions of Our Charter and Bylaws and the Maryland General Corporation Law—Restrictions on Ownership and Transfer.”)

Distributions. As a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income. We have historically, and intend to continue, subject to the discretion of our Board of Directors, to pay quarterly distributions to our stockholders. Our Board of Directors will determine the amount of each distribution.

Because of the effect of other items, including depreciation and amortization associated with real estate investments, distributions, in whole or in part, in any period may constitute a return of capital for federal tax purposes. There is no assurance that we will continue to make regular distributions.

If a stockholder’s shares of Common Stock are registered directly with us or with a brokerage firm that participates in our Dividend Reinvestment Plan (the "Plan"), then, during periods that the Plan is operating, distributions will be automatically reinvested in additional Common Stock under the Plan unless a stockholder elects to receive distributions in cash. If a stockholder elects to receive distributions in cash, payment will be made by check or automatic deposit to a bank account that you designate. The federal income tax treatment of distributions is the same whether they are reinvested in our shares or received in cash.

Liquidation Rights. Common stockholders are entitled to share ratably in the assets legally available for distribution to stockholders in the event of liquidation, dissolution or winding up, after payment of or adequate provision for all known debts and liabilities, including any outstanding debt securities or other borrowings and any interest accrued thereon. These rights are subject to the provisions of our Charter regarding the restrictions on transfer of stock, and also to the preferential rights of any other class or series of our stock, including the preferred stock. The rights of common stockholders upon liquidation, dissolution or winding up will be subordinated to the rights of holders of any outstanding notes or shares of preferred stock.

Voting Rights. Subject to the provisions of our Charter regarding the restrictions on transfer of stock and except as may be otherwise specified therein with respect to any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of common stockholders, including the election of directors and removal of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of common stock possess exclusive voting power. The presence of the holders of shares entitled to cast one-third (1/3) of the votes entitled to be cast (without regard to class) shall constitute a quorum at a meeting of stockholders. In uncontested elections, a director will be elected by the affirmative vote of a majority of the total votes cast for and votes cast against as to each director nominee, meaning the number of shares voted “for” a director nominee must exceed fifty percent (50%) of the total number of votes cast with respect to such nominee in order for that nominee to be elected. Any director who is nominated for reelection in an uncontested election, and who does not receive a greater number of votes in favor of his or her election than votes against such election, will be required to promptly tender his or her resignation to the Board of Directors for consideration. In contested elections, directors will be elected by a plurality of the votes cast. An election will be deemed to be an “uncontested” election if no stockholder provides notice of intention to nominate one or more candidates to compete with our Board of Directors’

Exhibit 4.4
nominee(s) in a director election in the manner required by our Bylaws, or if any such stockholder or stockholders have withdrawn all such nominations at least ten days prior to our filing with the SEC of our definitive proxy statement for such meeting of stockholders. There is no cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of stock entitled to vote will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

Market. Our Common Stock trades on the NYSE under the ticker symbol “CORR.” Our Class B Common Stock is unlisted and is not publicly traded.

Transfer Agent, Dividend Paying Agent and Dividend Reinvestment Plan Agent. Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940, serves as the transfer agent and registrar and Computershare, Inc. serves as the Plan Agent for our Dividend Reinvestment Plan and dividend paying agent for both our Common Stock and our Class B Common Stock.

Class B Common Stock

On February 4, 2021, the Company filed Articles Supplementary with the Department of Assessments and Taxation of the State of Maryland (“SDAT”), which Class B Common Stock Articles Supplementary were effective as of 12:02 p.m., Eastern Time, on February 4, 2021, classifying 11,810,000 authorized but unissued shares of the Company’s common stock, par value $.001 per share, as Class B Common Stock. On August 19, 2021, the Company filed (i) additional Articles Supplementary with the SDAT classifying an additional 86,100 authorized but unissued shares as Class B Common Stock and (ii) Articles of Amendment with the SDAT revising the rights of holders of Class B Common Stock to receive dividends as described below under “—Dividends” (collectively with the Articles Supplementary filed on February 4, 2021, the “Class B Common Articles Supplementary”). The Class B Common Articles Supplementary establish the terms of the Class B Common Stock, which are substantially similar to the Company’s Common Stock, including voting rights, except that the Class B Common Stock will be subordinated to the Common Stock with respect to dividends and will automatically convert into Common Stock under certain circumstances as described below. The Class B Common Stock is not registered under the Exchange Act and the Company does not intend to list the Class B Common Stock on any exchange.

Voting Rights. Class B Common Stock is entitled to one vote per share and will vote together with the holders of Common Stock, voting as a single class, with respect to all matters on which holders of the Common Stock are entitled to vote. The Company may not authorize or issue any additional shares of Class B Common Stock beyond the number authorized in the Class B Common Articles Supplementary without the affirmative vote of at least 66-2/3% of the outstanding shares of Class B Common Stock. The holders of the Class B Common Stock have exclusive voting rights on any amendment to the Company’s Charter that would alter only the rights of the Class B Common Stock. The holders of the Class B Common Stock unanimously approved the changes to the rights of the holders of the Class B Common Stock to receive dividends as reflected in the Articles of Amendment filed with the SDAT on August 19, 2021.

Dividends. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, holders of the Class B Common Stock will be entitled to receive dividends to the extent authorized by the Company’s Board of Directors and declared by the Company. That formula, as originally set forth in the Class B Common Articles Supplementary as filed on February 4, 2021 and described in the Company’s Form 8-K filed February 10, 2021, was modified by the Articles of Amendment filed August 19, 2021 such that, for each fiscal quarter of the Company beginning with the fiscal quarter ending June 30, 2021 through and including the fiscal quarter ending March 30, 2024, the shares of Class B Common Stock will be entitled to receive dividends (“Class B Dividends”) in any quarter, at the discretion of the Company’s Board of Directors, equal to the quotient of (i) the difference of (A) cash available for distribution (“CAFD”) of the most recently completed quarter and (B) 1.25 multiplied by the base dividend established for the Common Stock as set forth in the Class B Common Articles Supplementary, divided by (ii) shares of Class B Common Stock issued and outstanding multiplied by 1.25.

Exhibit 4.4
In no event will the Class B Dividend per share be greater than the dividends per share authorized by the Board of Directors and declared with respect to the Common Stock. Class B Dividends are not cumulative.

Liquidation Rights. With respect to the right to payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (collectively, “Liquidation Rights”), the Class B Common Stock will rank (i) senior to any future equity securities issued by the Company, the terms of which specifically provide that such securities rank junior to the Class B Common Stock as to Liquidation Rights; (ii) on parity with the Company’s Common Stock (subject to the differential in dividend rights as described above), and with any future class of equity securities issued by the Company, the terms of which specifically provide that such securities rank on a parity with the Class B Common Stock as to Liquidation Rights; and (iii) junior to the Company’s Series A Preferred Stock, Series B Redeemable Convertible Preferred Stock and 9.00% Series C Exchangeable Preferred Stock, as well as any future equity securities issued by the Company, the terms of which specifically provide that such securities rank senior to the Class B Common Stock as to Liquidation Rights.

Preemptive Rights. Holders of shares of Class B Common Stock will not have any preemptive or preferential rights to subscribe for, or to purchase, any additional shares of any class or series of the Company’s stock, or any other security that the Company may issue or sell.

Change of Control. The holders of Class B Common Stock will receive the same consideration that the holders of the Common Stock will receive for any change of control but only to the extent that the holders of Common Stock receive consideration.

Conversion. The shares of Class B Common Stock will convert to Common Stock on a one-for-one basis upon the first to occur of the following:

•the Board of Directors authorizes and the Company declares a quarterly dividend per share on outstanding shares of Common Stock in excess of the then-applicable Common Base Dividend;

•the issuance of additional shares of Common Stock other than in connection with: (i) any director or management compensation plan or equity award, (ii) the Company’s Dividend Reinvestment Plan, (iii) any conversion rights of the Company’s existing 5.875% Convertible Senior Notes due 2025 or Series A Preferred Stock, (iv) any exchange for fair value for the issuance of Common Stock (as determined by the Company’s Board of Directors), or (v) any stock split, reverse stock split, stock dividend or similar transaction in which the shares of Class B Common Stock share equally; or

•the Board of Directors authorizes and the Company declares a quarterly dividend per share to the Class B Common Stock equal to the then-applicable Common Base Dividend for any four consecutive fiscal quarters beginning with the fiscal quarter ending June 30, 2022 through the fiscal quarter ending March 30, 2024.

To the extent no conversion occurs as described above, then the Class B Common Stock will convert to Common Stock on February 4, 2024 at a ratio equal to the quotient obtained by dividing (i) (A) the quotient of the then-applicable LTM CAD, as defined in the Articles Supplementary, divided by the product of (x) 1.25 and (y) four (4) times the then-applicable Common Base Dividend per share, less (B) the number of then-outstanding shares of Common Stock by (ii) the number of then-outstanding shares of Class B Common Stock; provided, however, that the ratio shall not be less than 0.6800 shares of Common Stock per share of Class B Common Stock or greater than 1.000 shares of Common Stock per share of Class B Common Stock.

Restrictions on Transfer. The Class B Common Stock is subject to the ownership limitations and transfer restrictions set forth in Article VII of our Charter, designed to protect the Company’s status as a REIT. See “Certain Provisions of Our Charter and Bylaws and the Maryland General Corporation Law—Restrictions on Ownership and Transfer.” In addition, pursuant to the terms of a Registration Rights Agreement entered into with the members of Crimson in connection with the Crimson Transaction, and of

Exhibit 4.4
the Contribution Agreement entered into in connection with the Internalization of the Company’s manager, the prospective holders of Class B Common Stock agreed with the Company that they would not transfer any shares of Class B Common Stock for one year from February 4, 2021. On and after February 4, 2022, the terms of the Class B Common Articles Supplementary generally permit the holders of Class B Common Stock to transfer shares of such stock to affiliates of the holder or if at least 15% of the shares of Class B Common Stock then held by the holder will be transferred, subject to compliance with applicable federal and state securities laws.

The foregoing is a summary of the terms of the Class B Common Stock as set forth in the Class B Common Articles Supplementary and Articles of Amendment, copies of which are filed as Exhibit 3.5 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2021 and Exhibits 3.1 and 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 25, 2021.

Preferred Stock

General. Our Charter authorizes the issuance of up to 10,000,000 shares of preferred stock, $0.001 par value per share, with preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as determined by the Board of Directors. All outstanding shares of our preferred stock are duly authorized, fully paid and nonassessable, and all of such shares rank junior to our outstanding indebtedness and senior, with respect to dividend rights and rights upon any dissolution or liquidation of the Company, to our common stock.

Series A Preferred Stock

An aggregate of 69,367 shares of preferred stock have been classified and designated as shares of our 7.375% Series A Cumulative Redeemable Preferred Stock, which is issuable and listed for trading on the NYSE in the form of depositary shares, each representing one-hundredth of a whole share (the “Series A Preferred Stock”).

The depositary shares representing our Series A Preferred Stock trade on the NYSE under the ticker symbol “CORRPrA.” The Series A Preferred Stock has a liquidation preference of $2,500.00 per share ($25.00 per depositary share). Holders of depositary shares representing interests in our Series A Preferred Stock will be entitled to receive, when and as authorized by our Board of Directors, out of funds legally available for payment of dividends, cumulative cash dividends at the rate of 7.375% per annum of the $2,500.00 per share (equivalent to $25.00 per depositary share) liquidation preference, equivalent to $184.375 per annum per share (or $1.84375 per annum per depositary share). Dividends on our outstanding shares of Series A Preferred Stock will accrue and are cumulative from and including the respective dates of issuance of each such share. Dividends are payable quarterly in arrears on or about the last day of February, May, August and November of each year, when, as and if authorized by our board of directors and declared by us out of funds legally available therefor.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Series A Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $2,500.00 per share (equivalent to $25.00 per depositary share), plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of shares of common stock or any other class or series of our equity stock ranking, as to liquidation rights, junior to the Series A Preferred Stock. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of stock ranking, as to liquidation rights, on a parity with the Series A Preferred Stock, then the holders of depositary shares representing interests in the Series A Preferred Stock and each such other class or series of stock ranking, as to liquidation rights, on a parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Exhibit 4.4
Holders of the Series A Preferred Stock generally have no voting rights, except that, if dividends on the Series A Preferred Stock are in arrears for six or more quarterly periods, whether or not declared or consecutive, the holders of the Series A Preferred Stock, voting separately as a class with the holders of all other series of parity preferred stock upon which like voting rights have been conferred and are exercisable, will have the right to elect an additional two directors until all such dividends and dividends for the then current quarterly period on the Series A Preferred Stock have been paid in full or declared and set aside for payment in full. In addition, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding shares of the Series A Preferred Stock, voting separately as a single class, is required to authorize, create, issue or increase the authorized number of shares of any class or series of equity securities having rights senior to the Series A Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or amend, alter or repeal any provision of the Charter, including the articles supplementary establishing the Series A Preferred Stock, whether by merger, consolidation or otherwise, in any manner that would materially and adversely affect the rights, preferences, privileges or voting power of the Series A Preferred Stock, unless in connection with any such amendment, alteration or repeal, the Series A Preferred Stock remains outstanding without the terms thereof being materially and adversely affected (taking into account that the Company may not be the surviving entity) or the holders of Series A Preferred Stock receive equity securities with the rights, preferences, privileges and voting powers substantially the same as those of the Series A Preferred Stock.

The Series A Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption, and, except as described below under “Conversion Rights,” is not convertible into any of our other securities. We could not redeem the Series A Preferred Stock prior to January 27, 2020, except as described below under “Special Optional Redemption” or, pursuant to the ownership limit contained in our Charter, under circumstances intended to, among other purposes, preserve our status as a REIT for federal and/or state income tax purposes. On and after January 27, 2020, we have the right, at our option, to redeem the outstanding Series A Preferred Stock, in whole or in part, at any time for a cash redemption price of $2,500.00 per share ($25.00 per depositary share) plus accrued and unpaid dividends to, but not including, the date fixed for redemption, without interest.

Special Optional Redemption

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, by paying $2,500.00 per share (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), we have provided or provide notice of redemption with respect to the Series A Preferred Stock (whether pursuant to our optional redemption right described above or this special optional redemption right), the holders of depositary shares representing interests in the Series A Preferred Stock will not be permitted to exercise the conversion right described below under “Conversion Rights” in respect of their shares called for redemption.

We will mail to each preferred stockholder, if such stockholder is a record holder of the Series A Preferred Stock, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to the address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each notice will state the following:

•the redemption date;
•the redemption price;
•the conditions of redemption;
•the number of shares of Series A Preferred Stock and depositary shares to be redeemed;
•the place(s) where the depositary receipts (or Series A Preferred Stock certificates, if no longer held in depositary form) are to be surrendered for payment;
•the procedure for surrendering non-certificated shares of Series A Preferred Stock for payment of the redemption price;

Exhibit 4.4
•that the Series A Preferred Stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control;
•that the holders of depositary shares representing interests in the Series A Preferred Stock to which the notice relates will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and
•that dividends on the depositary shares and the Series A Preferred Stock to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the Series A Preferred Stock are held in global form, such notice shall comply with the applicable procedures of The Depository Trust Company (“DTC”).

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot. In the event that the redemption is to be by lot, and if as a result of the redemption any holder of Series A Preferred Stock would own, or be deemed by virtue of certain attribution provisions of the Code to own, in excess of 9.8% in value of our issued and outstanding shares of stock (which includes the depositary shares and the Series A Preferred Stock), then, except in certain instances, we will redeem the requisite number of shares of Series A Preferred Stock of that stockholder such that the stockholder will not own or be deemed by virtue of certain attribution provisions of the Code to own, subsequent to the redemption, in excess of 9.8% in value of our issued and outstanding shares of stock (which includes the depositary shares and the Series A Preferred Stock).

If we redeem fewer than all of the shares of Series A Preferred Stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series A Preferred Stock that we will redeem from each stockholder. In this case, we will determine the number of shares of Series A Preferred Stock to be redeemed on a pro rata basis or by lot.

If we have given a notice of redemption, have set aside sufficient funds for the redemption in trust for the benefit of the holders of depositary shares representing interests in the Series A Preferred Stock called for redemption and given irrevocable instructions to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, those shares of Series A Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series A Preferred Stock will terminate. The holders of those shares of Series A Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to but excluding the redemption date.

The holders of depositary shares representing interests in the Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series A Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series A Preferred Stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock to be redeemed.

A “Change of Control” for purposes of this special optional redemption right or the conversion rights described below for our Series A Preferred Stock is when the following have occurred and are continuing:

•the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities

Exhibit 4.4
that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
•following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT (the “NYSE MKT”) or the NASDAQ Stock Market, Inc. (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Conversion Rights

Upon the occurrence of a Change of Control, each holder of depositary shares representing interests in the Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the depositary shares or the Series A Preferred Stock) to direct the depositary, on such holder’s behalf, to convert some or all of the shares of Series A Preferred Stock underlying the depositary shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our Common Stock (or equivalent value of alternative consideration) per share of Series A Preferred Stock, or the Common Stock Conversion Consideration, equal to the lesser of:

•the quotient obtained by dividing (1) the sum of the $2,500.00 per share (or $25.00 per depositary share) liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and then remaining unpaid dividend will be included in this sum) by (2) the Common Stock Price (such quotient, the Conversion Rate); and
•152.586 (equivalent to 1.52586 per depositary share) (i.e., the Share Cap), as adjusted to reflect a 1-for-5 share reverse split of our Common Stock effective December 1, 2015 and subject to certain further adjustments.

The Share Cap is subject to additional pro rata adjustments for any future share splits (including those effected pursuant to a distribution of shares of our Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our Common Stock that is equivalent to the product obtained by multiplying (1) the Share Cap in effect immediately prior to such Share Split by (2) a fraction, the numerator of which is the number of shares of our Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our Common Stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right and in respect of the Series A Preferred Stock underlying the depositary shares will not exceed 7,934,472 shares of Common Stock, as adjusted to reflect the December 1, 2015 reverse stock split (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to additional pro rata adjustments for any future Share Splits on the same basis as the corresponding adjustment to the Share Cap and is subject to increase in the event that additional shares of Series A Preferred Stock or depositary shares are issued in the future.

In the case of a Change of Control pursuant to which our Common Stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Conversion Consideration”), a holder of depositary shares representing interests in the Series A Preferred Stock will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Conversion Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the

Exhibit 4.4
Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of the depositary shares representing interests in the Series A Preferred Stock will receive will be the form and proportion of the aggregate consideration elected by the holders of our Common Stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

We will not issue fractional shares of Common Stock upon the conversion of the Series A Preferred Stock. Instead, we will pay the cash value of such fractional shares in lieu of such fractional shares. Because each depositary share represents a 1/100th interest in a share of the Series A Preferred Stock, the number of shares of Common Stock ultimately received for each depositary share will be equal to the number of shares of Common Stock received upon conversion of each share of Series A Preferred Stock divided by 100. In the event that the conversion would result in the issuance of fractional shares of Common Stock, we will pay the holder of depositary shares the cash value of such fractional shares in lieu of such fractional shares.

Within 15 days following the occurrence of a Change of Control, we will provide to holders of the depositary shares representing interests in the Series A Preferred Stock, unless we have provided notice of our intention to redeem all of the shares of the Series A Preferred Stock in accordance with their terms, a notice of occurrence of the Change of Control that describes the resulting Change of Control conversion right and provides additional prescribed information concerning the exercise of their Change of Control conversion right.

To exercise the Change of Control Conversion Right, each holder of depositary shares representing interests in the Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the depositary receipts or certificates, if any, evidencing the depositary shares or Series A Preferred Stock, respectively, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the depositary, in the case of the depositary shares, or to our transfer agent, in the case of shares of the Series A Preferred Stock. The conversion notice must state:

•the relevant Change of Control Conversion Date;
•the number of depositary shares or shares of Series A Preferred Stock to be converted; and
•that the depositary shares or the shares of Series A Preferred Stock are to be converted pursuant to the applicable provisions of the Series A Preferred Stock.

The “Change of Control Conversion Date” is the date the Series A Preferred Stock is to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of the depositary shares representing interests in the Series A Preferred Stock.

The “Common Stock Price” will be: (i) if the consideration to be received in the Change of Control by the holders of our Common Stock is solely cash, the amount of cash consideration per share of our Common Stock or (ii) if the consideration to be received in the Change of Control by holders of our Common Stock is other than solely cash (x) the average of the closing sale prices per share of our Common Stock on the principal U.S. securities exchange on which our Common Stock is then traded (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid prices and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our Common Stock is then traded, or (y) the average of the last quoted bid prices for our Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our Common Stock is not then listed for trading on a U.S. securities exchange.

Exhibit 4.4

Holders of the depositary shares representing interests in the Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the depositary, in the case of the depositary shares, or to our transfer agent, in the case of shares of the Series A Preferred Stock, prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•the number of withdrawn depositary shares or shares of Series A Preferred Stock;
•if certificated depositary shares or shares of Series A Preferred Stock have been issued, the receipt or certificate numbers of the withdrawn shares of Series A Preferred Stock; and
•the number of depositary shares or shares of Series A Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Series A Preferred Stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

Shares of Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such shares of Series A Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $2,500.00 per share (or $25.00 per depositary share), plus any accrued and unpaid dividends thereon to, but not including, the redemption date.

We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into our Common Stock. Notwithstanding any other provision of the Series A Preferred Stock, no holder of Series A Preferred Stock or depositary shares will be entitled to convert such shares for our Common Stock to the extent that receipt of such Common Stock would cause such holder (or any other person) to exceed the share ownership limits contained in our Charter and the articles supplementary setting forth the terms of the Series A Preferred Stock, unless we provide an exemption from this limitation for such holder. See “-Restrictions on Ownership and Transfer,” below.

Except as otherwise provided above, neither the Series A Preferred Stock nor the depositary shares is convertible into or exchangeable for any other securities or property.

The foregoing description of the Series A Preferred Stock is a summary and, as such, does not purport to be complete and is qualified in its entirety by reference to the full text of the articles supplementary classifying and designating the Series A Preferred Stock, which is attached as Exhibit 3.3 to the Form 8-A filed with the SEC on January 26, 2015.

CERTAIN PROVISIONS OF OUR CHARTER AND BYLAWS AND
THE MARYLAND GENERAL CORPORATION LAW

The following description of certain provisions of our Charter and Bylaws and Maryland law is only a summary. For a complete description, please refer to our Charter and Bylaws, copies of which are filed with the SEC as Exhibits to the Company’s periodic reports, and to the MGCL.

Certain of the provisions of our Charter and Bylaws, and of the MGCL, that are summarized below could delay, defer or prevent other entities or persons from acquiring control of us, causing us to

Exhibit 4.4
engage in certain transactions or modifying our structure, including certain restrictions on ownership and transfer that apply to our capital stock to assist in preserving our status as a REIT. These provisions may be regarded as “anti-takeover” provisions. Such provisions could limit the ability of stockholders to sell their shares at a premium over the then-current market prices by discouraging a third party from seeking to obtain control of us.

Number and Classification of our Board of Directors; Election of Directors

Our Charter and Bylaws provide that the number of directors may be established only by our Board of Directors pursuant to the Bylaws, but may not be less than the minimum required by the MGCL, which is one. Our Bylaws provide that the number of directors may not be greater than nine. Pursuant to our Charter, our Board of Directors is divided into three classes: Class I, Class II and Class III. The term of each class of directors expires in a different successive year. Upon the expiration of their term, directors of each class are elected to serve until the third annual meeting following their election and until their successors are duly elected and qualify. Each year, only one class of directors is elected by the stockholders. The classification of our Board of Directors should help to assure the continuity and stability of our strategies and policies as determined by our Board of Directors.

Our classified board provision could have the effect of making the replacement of incumbent directors more time-consuming and difficult. At least two annual meetings of our stockholders, instead of one, will generally be required to effect a change in a majority of our Board of Directors. Thus, the classification of our Board of Directors may delay, defer or prevent a change in control of the Board of Directors, even though a change in control might be in the best interests of our stockholders.

Subtitle 8 Provisions; Vacancies on Board of Directors; Removal of Directors

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any of:

•a classified board,
•a two-thirds vote requirement for removing a director,
•a requirement that the number of directors be fixed only by vote of the directors,
•a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, and
•a majority requirement for the calling of a special meeting of stockholders.

Our Charter provides that we have elected to be subject to the provision of Subtitle 8 regarding the filling of vacancies on the Board of Directors. Accordingly, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies. Through provisions in our Charter and Bylaws unrelated to Subtitle 8, we already have a Board of Directors that is divided into three classes and vest in the Board the exclusive power to fix the number of directorships as described above, and require, unless called by the Chairman of our Board of Directors, our President or Chief Executive Officer or our Board of Directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such meeting to call a special meeting.

Our Charter also provides that, subject to the rights of holders of one or more classes or series of our preferred stock, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of our directors. This provision, when coupled with the provisions in our Charter and Bylaws regarding the filling of vacancies on the Board of Directors, precludes our stockholders from removing incumbent directors, except for cause and by a substantial affirmative vote, and filling the vacancies created by the removal with nominees of our stockholders.

Exhibit 4.4
Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

A Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Charter generally provides for approval of Charter amendments requiring stockholder approval and extraordinary transactions, once they have been declared advisable by the Board of Directors, by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter, except for certain amendments related to the removal of directors and the vote required to amend that provision (which must be declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all votes entitled to be cast on the matter).

Our Charter and Bylaws provide that the Board of Directors will have the exclusive power to make, alter, amend or repeal any provision of our Bylaws.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that with respect to an annual meeting of our stockholders, nominations of persons for election to our Board of Directors and the proposal of business to be considered by our stockholders may be made only:

•pursuant to our notice of the meeting;
•by or at the direction of our Board of Directors; or
•by one or more stockholders of the Company who (A) have each continuously owned shares of stock of the Company entitled to vote in the election of directors or on a proposal of other business, for at least three years as of the date of the giving of the notice required by the Bylaws, the record date for determining the stockholders entitled to vote at the meeting and the time of the annual meeting (including any adjournment or postponement thereof), with the aggregate shares owned by such stockholder(s) as of each of such dates and during such three year period representing at least one percent of the Company’s shares of stock, (B) holds, or hold, a certificate or certificates representing the aggregate number of shares of stock required by the advance notice provisions of the Bylaws, as of the time of giving the notice required by the Bylaws, the record date for determining the stockholders entitled to vote at the meeting and the time of the annual meeting (including any adjournment or postponement thereof), (C) is, or are, entitled to make such nomination or propose such other business and to vote at the meeting on such election or proposal of other business and (D) complies, or comply, with the advance notice procedures of the Bylaws.

With respect to special meetings of our stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to our Board of Directors at a special meeting may be made only:

•pursuant to our notice of the meeting;
•by or at the direction of our Board of Directors; or
•provided that our Board of Directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving notice and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of our Bylaws.

Preemptive and Appraisal Rights

Our Charter provides that, except as may be provided otherwise by the Board of Directors in setting the terms of any classified or reclassified series of our stock as described above under “Description of Securities–General”, or as may otherwise be provided by contract, no holder of shares of our stock shall have any preemptive right to purchase or subscribe for any additional shares of our stock

Exhibit 4.4
or any other security that we may issue. Our Charter also provides that no holder of our stock will be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL, or any successor statute, unless the Board of Directors determines by majority vote that such rights shall apply, with respect to all or any portion of any class or series of stock, with regard to a particular transaction or all transactions occurring after the date of such determination. To date, our Board of Directors has made no such determination.

Limitation of Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision, which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our Charter authorizes us, and our Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•any present or former director or officer, or
•any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise, who, in either case, is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity. Our Charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of our Company or a predecessor of our Company.

The MGCL requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•the act or omission of the director or officer was material to the matter giving rise to the proceeding and
1.was committed in bad faith or
2.was the result of active and deliberate dishonesty;
•the director or officer actually received an improper personal benefit in money, property or services; or
•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Exhibit 4.4
Both our Charter and our Bylaws provide that neither the amendment nor repeal of any of the provisions concerning indemnification and advancement of expenses described above, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with such provisions, shall apply to or affect the applicability of any of such provisions to any act or failure to act which occurred prior to such amendment, repeal or adoption. These provisions do not limit or eliminate our rights or the rights of any of our stockholders to seek nonmonetary relief such as an injunction or rescission in the event any of our directors or officers breaches his or her duties.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Control Share Acquisitions

The Maryland Control Share Acquisition Act (the “Control Share Act”), provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to those shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by a person who makes a proposal to make a control share acquisition (the “acquiring person”), by officers and by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiring person or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•one-tenth or more but less than one-third;
•one-third or more but less than a majority; or
•a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquiring person crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders, which generally must be held within 50 days of demand, to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiring person or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition.

The Control Share Act does not apply (i) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (ii) to acquisitions approved or exempted by our Charter or Bylaws.

Exhibit 4.4

Our Bylaws contain a provision exempting from the Control Share Act any and all acquisitions by any person of our shares of stock. We cannot provide you any assurance that our Board of Directors will not amend or eliminate this provision at any time in the future.

Business Combinations

The Maryland Business Combination Act (the “Business Combination Act”), provides that certain “business combinations” between a Maryland corporation and an “interested stockholder” or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These covered “business combinations” include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An “interested stockholder” is defined as:

•any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or
•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an “interested stockholder” under this statute if our Board of Directors approved in advance the transaction by which such stockholder otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between a covered Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:

•80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom, or with whose affiliate, the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Business Combination Act, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has adopted a resolution exempting any business combination between us and any other person from the provisions of the Business Combination Act, provided that the business combination is first approved by our Board of Directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our Board of Directors does not otherwise approve a business combination, the Business Combination Act may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Exclusive Forum

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of

Exhibit 4.4
the MGCL or our Charter or Bylaws or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our stock will be deemed to have notice of and consented to the provisions of our Charter and Bylaws, including the exclusive forum provisions in our bylaws. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for such disputes and may discourage lawsuits against us and any of our directors, officers or other employees. We believe that requiring these claims to be filed in a single court in Maryland is advisable because (i) litigating these claims in a single court avoids unnecessarily redundant, inconvenient, costly and time-consuming litigation in multiple forums and (ii) Maryland courts are authoritative on matters of Maryland law and Maryland judges have more experience in dealing with issues of Maryland corporate law than judges in any other state.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year and shares must be beneficially owned by 100 or more persons at least 335 days of a taxable year of twelve months (or during a proportionate part of a shorter taxable year). In addition, certain percentages of our gross income must be from particular activities.

In order to assist our Board of Directors in preserving our status as a REIT by complying with the ownership concentration limits described above, among other purposes, our Charter generally prohibits any person (subject to certain exceptions described below) from actually or constructively owning more than:

•9.8% of our common stock by value or by number of shares, whichever is more restrictive (the “Common Stock Ownership Limit”); or
•9.8% of our outstanding capital stock (which includes our common stock and preferred stock) by value (the “Aggregate Stock Ownership Limit”).

Our Charter also prohibits any person from:

•beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT; and
•making any transfer of shares of our capital stock that, if effective, would result in our being beneficially owned by fewer than 100 persons (as determined under Section 856(a)(5) of the Code).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to us (or, in the case of a proposed or attempted transaction, to provide us with at least 15 days prior written notice) and, in either case, to provide us with such other information as we may request in order to determine the effect of such transfers or ownership on our status as a REIT.

Our Board of Directors, in its sole discretion, may exempt, prospectively or retroactively, a particular stockholder from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit or establish a different limit on ownership (an “Excepted Holder Limit”) if our Board of Directors determines that:

•no person’s beneficial or constructive ownership of Company stock will result in the Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a real estate investment trust under the Code; and
•such stockholder does not and will not own, actually or constructively, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, actually or constructively, more than a 9.9% interest (as set forth in Section

Exhibit 4.4
856(d)(2)(B) of the Code) in such tenant (or the Board determines that revenue derived from such tenant will not affect the Company’s ability to qualify as a real estate investment trust under the Code).

Any violation or attempted violation of any such representations or undertakings will result in such stockholder’s shares of Company stock being automatically transferred to a charitable trust. As a condition of granting the waiver or establishing an Excepted Holder Limit, our Board of Directors may require an opinion of counsel or a ruling from the Internal Revenue Service, in either case in form and substance satisfactory to our Board, in its sole discretion, in order to determine or ensure the Company’s status as a real estate investment trust under the Code and such representations and undertakings from the person requesting the exception as our Board of Directors may require in its sole discretion to make the determinations above. Our Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such a waiver or establishing an Excepted Holder Limit. In connection with a waiver of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit or at any other time, our Board of Directors may increase or decrease the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit, except that a decreased ownership limit will not be effective for any person whose ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock will violate the decreased ownership limit. Our Board of Directors may not increase or decrease the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit if the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49.9% in value of our outstanding stock or could cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT.

In the event of any attempted transfer of our shares of capital stock which, if effective, would result in any person beneficially or constructively owning shares in excess, or in violation, of the transfer or ownership limitations described above (including any applicable Excepted Holder Limit), then that number of shares of capital stock, the beneficial or constructive ownership of which otherwise would cause such person (referred to in our Charter as a “Prohibited Owner”) to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the Prohibited Owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer, subject to the following:

•if a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of the restrictions described above, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in such shares; and
•any transfer that results in the violation of the restriction relating to our shares of capital stock being beneficially owned by fewer than 100 persons will be void ab initio, and the intended transferee shall acquire no rights in such shares.

Shares held in the charitable trust will continue to constitute issued and outstanding shares of our capital stock. The Prohibited Owner will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of capital stock held in the charitable trust. The trustee of the charitable trust will be appointed by us and must be unaffiliated with us or any Prohibited Owner and will have all voting rights and rights to dividends or other distributions with respect to shares of capital stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of capital stock have been transferred to the trustee are required by our Charter to be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee is required to be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trustee, the trustee, in its sole discretion, will have the authority, subject to the Company not having already taken irreversible corporate action on the basis of any such vote, to:

Exhibit 4.4

•rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the trustee; and
•recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s beneficiary.

Within 20 days of receiving notice from us that shares of capital stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our Charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner and to the charitable beneficiary. The Prohibited Owner will receive the lesser of:

•the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and
•the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the trustee. Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a Prohibited Owner, then:

•such shares will be deemed to have been sold on behalf of the charitable trust; and
•to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that the Prohibited Owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and
•the market price on the date we, or our designee, accept such offer.

We may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept such deemed offer until the trustee has sold the shares of capital stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

All certificated shares of our capital stock will bear a legend referring to the restrictions described above.
Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice, stating such person’s name and address, the number of shares of each class and series of our capital stock beneficially owned by such owner and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the restrictions on ownership and transfer of our shares. In addition, each stockholder will upon demand be required to provide us with such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Exhibit 4.4

Our Charter generally provides that an underwriter which participates in a public offering or private placement of shares of our capital stock (or securities convertible into or exchangeable for capital stock) may beneficially or constructively own shares in excess of the Aggregate Stock Ownership Limit and/or the Common Stock Ownership Limit described above, but only to the extent necessary to facilitate such public offering or private placement.

These ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock, or might otherwise be in the best interest of our stockholders. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer on our best interest to attempt to qualify, or continue to qualify, as a REIT, or that compliance with such restrictions is no longer necessary in order for us to qualify as a REIT.

REIT Qualification

Our Charter provides that, while our Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve our status as a REIT, our Board also may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.